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                          Santa Fe Pacific Corporaton
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                       [LETTERHEAD OF SANTA FE PACIFIC]

               CORPORATE COMMUNICATIONS                                     NEWS


FOR IMMEDIATE RELEASE                          MEDIA CONTACT: Catherine Westphal
#16                                                             Santa Fe Pacific
                                                                  (708) 995-6273
Jim Sabourin                                                         Joele Frank
Burlington Northern                                  Abernathy MacGregor Scanlon
(817) 333-1428                                                    (212) 371-5999

     SCHAUMBURG, ILLINOIS, and FT. WORTH, TEXAS, February 1, 1995 -- Burlington Northern Inc. (BNI) and Santa Fe Pacific Corporation (SFP) announced today that the financing condition to their joint tender offer to purchase 63 million shares of SFP common stock has been satisfied. The joint tender offer is part of their agreement to merge.

     In the merger, holders of SFP common stock will receive 0.40 shares of BNI common stock for each of their SFP shares. This exchange ratio could increase under certain circumstances. SFP is permitted, subject to a number of conditions, to repurchase up to 10,000,000 shares of SFP common stock between the closing of the tender offer and the consummation of the merger. No repurchases are required. The effect of any such repurchases would be to increase the exchange ratio up to a maximum of 0.4347. If SFP repurchases fewer than 10,000,000 shares, the exchange ratio would be between 0.40 and 0.4347, depending on the number of shares repurchased and the number of outstanding options exercised. Because it is possible that SFP may make no repurchases, SFP shareholders should consider that the exchange ratio could be 0.40 in deciding how to vote.

     Subject to the limitations set forth in the merger agreement and SFP's credit agreement, repurchases, including the amount and timing of any such repurchases, will be in the sole discretion of SFP. Accordingly, although SFP anticipates, as of this time, that at least $50 million for repurchases would be available under the terms of the merger agreement and SFP's credit agreement in 1995, there can be no assurance that SFP will make any repurchases, whether or not they would be permitted under the terms of such agreements. To have the $50 million available for repurchases, SFP would have to comply with the capital expenditure and total debt provisions of its merger agreement with BNI.

                                    -more-
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                                                                             SFP
                                                                          Page 2

     SFP hopes to make repurchases and believes that it is likely that it will do so, but no decision to do so has been made at the present time. If Santa Fe used $30 million (the amount SFP is permitted to use prior to April 1, 1995 under its agreements without regard to performance requirements or other limitations) to make repurchases, it would be able to repurchase approximately
1.7 million shares of its common stock, based on the closing market price on January 31, 1995, and the exchange ratio (assuming no exercise of options) would be approximately 0.4055. If SFP used $50 million (the minimum amount it anticipates will be available under its agreements in 1995), it would be able to repurchase approximately 2.8 million shares of its common stock, based on the closing market price on January 31, 1995, and the exchange ratio (assuming no exercise of options) would be approximately 0.4092.

     The Interstate Commerce Commission (ICC) recently requested comments on its proposed 180-day schedule for the review of railroad mergers and specifically asked for comments on whether the new schedule should apply to the BNI-SFP merger. BNI and SFP have asked the ICC to apply the proposed new schedule to their merger. The ICC has the matter under consideration, and it has not yet rendered a decision. A shortening of the schedule for regulatory approval of the merger to the 180-day level recently proposed by the ICC would substantially reduce SFP's ability to make repurchases because SFP would have more opportunities to exceed the appropriate quarterly tests under its agreements (including the credit agreement) over a longer period of time.

     SFP and BNI have made a joint tender offer to purchase 63 million shares of SFP common stock for $20.00 per share in cash. Because of possible proration in the tender offer, shareholders who tender may not receive cash for all their shares. The tender offer is scheduled to expire at midnight, February 8, unless extended. The tender offer may be extended by SFP and BNI by giving notice to the Depositary and making a public announcement. The offer is conditioned upon, among other things, at least 63 million shares of SFP common stock being validly tendered and approval of the merger agreement between SFP and BNI by both companies' shareholders at special meetings scheduled to be held on Tuesday, February 7, 1995.

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